Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Third Quarter 2020 Results

Increases Quarterly Cash Dividend by 12% to $0.28 Per Share

Third Quarter 2020 Summary

•Net income of $66.6 million, or $0.70 per diluted share
•Return on average assets of 1.31%, return on average equity of 9.90%, and return on average tangible common equity of 16.44%
•Net interest margin of 3.54% and core net interest margin of 3.23%
•Cost of deposits of 0.20% in the third quarter, compared with 0.32% in the prior quarter
•Non-maturity deposits of $14.6 billion, or 89.5% of total deposits
•Noninterest bearing deposits represent 36.1% of total deposits
•Nonperforming assets represent 0.14% of total assets
•Converted Opus Bank's operating system and consolidated 20 branches in early October

    Irvine, Calif., October 27, 2020 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported net income of $66.6 million, or $0.70 per diluted share, for the third quarter of 2020, compared with a net loss of $99.1 million, or $1.41 per diluted share, for the second quarter of 2020 and net income of $41.4 million, or $0.69 per diluted share, for the third quarter of 2019. Financial results for the third quarter of 2020 reflected the Company's return to profitability after increasing its credit loss reserves in the first half of the year. These reserve increases were primarily due to the adverse impact of the COVID-19 pandemic on economic forecasts utilized by the Company in its current expected credit losses (“CECL”) model and the initial establishment of the Day 1 reserves required by CECL methodology in conjunction with the closing of the Opus Bank (“Opus”) acquisition during the second quarter of 2020.
    Total assets were $19.84 billion at September 30, 2020, compared with $20.52 billion at June 30, 2020, and $11.81 billion at September 30, 2019. A reconciliation of the non-U.S. GAAP measure of ROATCE to the U.S. GAAP measure of common stockholders' equity is set forth at the end of this press release.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented, “We delivered solid financial results during the third quarter as we continued to execute well on our strategic priorities, including managing through the COVID-19 crisis, integrating the Opus Bank team, and enhancing our ability to drive franchise value. Pre-provision net revenue increased to $98 million, up 61% from the prior quarter, excluding merger-related expenses, and our efficiency ratio improved to 47%, which reflects our increased operating leverage, earnings power, and the sale of $1.13 billion of SBA PPP loans.

“Since the closing of the Opus Bank acquisition on June 1, 2020 we have successfully executed on our approach to integrating the two teams. In early October, we converted Opus’ core operating system and consolidated 20 branches. We have realized the estimated cost savings of 25% of Opus' pre-merger noninterest expenses and expect to achieve fully phased in cost savings by the end of this year. Our loan pipeline has grown during the quarter and we expect stronger production going forward. Our team is focused on driving new business opportunities and expanding existing relationships to grow deposits, loans, and fee income.

“While the COVID-19 pandemic is far from over, we are seeing encouraging trends in asset quality. Of the nearly $2.3 billion in temporary loan modifications we granted to clients earlier this year, the majority have resumed payments and 1.8% of total loans are currently subject to modifications. We believe the strength of our asset quality during an unprecedented economic downturn reflects the resilience of our clients’ businesses, our conservative underwriting standards, and our proactive approach to credit risk management."

Mr. Gardner concluded, “Given our strong capital position, our results of operations during the third quarter, and our current expectations regarding our future financial performance, I am pleased to announce that the Board of Directors has approved an increase in our common stock dividend to $0.28 per share. We believe we are well positioned to manage through the ongoing economic uncertainty, and that we have the ability to pursue additional strategic transactions to further enhance the value of our franchise should a compelling opportunity present itself.”

FINANCIAL HIGHLIGHTS

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Financial Highlights	(Dollars in thousands, except per share data)
Net income (loss)	$66,566	$(99,091)	$41,375
Diluted earnings (loss) per share	0.70	(1.41)	0.69
Pre-provision net revenue (1)	$97,713	$60,566	$58,425
Return on average assets	1.31%	(2.61)%	1.44%
Return on average equity	9.90	(17.76)	8.32
Return on average tangible common equity (1)	16.44	(29.40)	16.27
Pre-provision net revenue on average assets (1)	1.92	1.60	2.04
Net interest margin	3.54	3.79	4.36
Core net interest margin (1)	3.23	3.59	4.12
Cost of deposits	0.20	0.32	0.71
Efficiency ratio (2)	47.4	52.9	50.9
Total assets	$19,844,240	$20,517,074	$11,811,497
Total deposits	16,330,807	16,976,693	8,859,288
Non-maturity deposits as a percent of total deposits	89.5%	88.7%	84.8%
Book value per share	$28.48	$28.14	$33.50
Tangible book value per share (1)	18.01	17.58	18.41
Total risk-based capital ratio	16.00%	15.69%	13.40%
______________________________
(1) A reconciliation of the non-U.S. GAAP measures of pre-provision net revenue, return on average tangible common equity, pre-provision net revenue on average assets, core net interest margin, and tangible book value per share to the U.S. GAAP measures of net income, common stockholders' equity, and book value are set forth at the end of this press release.
(2) Represents the ratio of noninterest expense less other real estate owned operations, amortization of intangible assets, and merger-related expense to the sum of net interest income before provision for credit losses and total noninterest income, less gains/(loss) on sale of securities, gain/(loss) from other real estate owned, and gain/(loss) from debt extinguishment.
(3) Noninterest expense excludes merger-related expense

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $166.5 million in the third quarter of 2020, an increase of $36.3 million, or 27.8%, from the second quarter of 2020. The increase in net interest income reflected higher average interest-earning assets of $4.88 billion, related to the full quarter's impact of the Opus acquisition, compared with the second quarter of 2020, as well as increased investment securities purchases, higher accretion income, and a lower cost of funds driven by a lower cost of deposits.

The net interest margin for the third quarter of 2020 was 3.54%, compared with 3.79% in the prior quarter. Our core net interest margin, which excludes the impact of loan accretion income of $12.2 million, compared to $5.8 million in the prior quarter, certificates of deposit mark-to-market amortization, and other one-time adjustments, decreased 36 basis points to 3.23%, compared to 3.59% in the prior quarter. Excluding the Small Business Administration's Paycheck Protection Program (“PPP”) loan portfolio, our core net interest margin decreased 39 basis points to 3.26%, compared to 3.65% in the prior quarter. The decrease was primarily attributable to the shift in interest-earning asset mix and lower loan and investment yields, partially offset by a lower cost of deposits. The lower interest-earning asset yield was driven primarily by the full quarter's impact of the Opus loan portfolio added in June that had lower yields, and the deployment of excess liquidity into lower yielding investment securities. The lower cost of funds was driven principally by lower rates paid on deposits.

Net interest income for the third quarter of 2020 increased $54.2 million, or 48.3%, compared to the third quarter of 2019. The increase was attributable to an increase in average interest-earning assets of $8.48 billion, which primarily resulted from the acquisition of Opus in the second quarter of 2020 and organic loan growth, as well as a higher average investment securities balance and a lower cost of funds, partially offset by lower average loan and investment yields and a higher average balance of deposits.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets	(Dollars in thousands)
Cash and cash equivalents	$1,388,897	$305	0.09%	$796,761	$215	0.11%	$188,693	$403	0.85%
Investment securities	3,283,840	14,231	1.73	1,792,432	10,568	2.36	1,311,649	9,227	2.81
Loans receivable, net (1) (2)	14,034,868	167,455	4.75	11,242,721	133,339	4.77	8,728,536	122,974	5.59
Total interest-earning assets	$18,707,605	$181,991	3.87	$13,831,914	$144,122	4.19	$10,228,878	$132,604	5.14

Liabilities
Interest-bearing deposits	$10,703,431	$8,509	0.32	$7,317,675	$9,655	0.53	$5,343,043	$15,878	1.18
Borrowings	542,437	6,936	5.09	431,181	4,175	3.89	436,979	4,391	3.99
Total interest-bearing liabilities	$11,245,868	$15,445	0.55	$7,748,856	$13,830	0.72	$5,780,022	$20,269	1.39
Noninterest-bearing deposits	$5,877,619			$4,970,812			$3,533,797
Net interest income		$166,546			$130,292			$112,335
Net interest margin (3)			3.54			3.79			4.36
Cost of deposits			0.20			0.32			0.71
Cost of funds (4)			0.36			0.44			0.86
Ratio of interest-earning assets to interest-bearing liabilities			166.35			178.50			176.97
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $12.2 million, $5.8 million, and $6.0 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

Provision for Credit Losses

    Provision for credit losses for the third quarter of 2020 was $4.2 million, a decrease of $156.4 million from the second quarter of 2020 and an increase of $2.6 million from the third quarter of 2019. The decrease from the second quarter of 2020 reflected improved economic conditions, lower loans held for investment, and the impact of Day 1 provision for credit losses associated with the acquisition of Opus during the second quarter of 2020. The credit loss reserve during the second quarter of 2020 resulted from unfavorable changes in economic forecasts employed in the Bank's CECL model and an $84.4 million Day 1 provision for credit losses resulting from the acquisition of Opus in June of 2020. The Company recognized a recapture of $492,000 of the provision for unfunded commitments in the third quarter of 2020, primarily due to lower outstanding unfunded commitments, compared with a provision of $10.4 million in the second quarter of 2020, $8.6 million of which represented the Day 1 provision related to the unfunded commitments from the Opus acquisition, and a $197,000 provision for unfunded commitments in the third quarter of 2019.

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Provision for Credit Losses	(Dollars in thousands)
Provision for loan losses	$4,702	$150,257	$1,365
Provision for unfunded commitments	(492)	10,378	197
Total provision for credit losses	$4,210	$160,635	$1,562

Noninterest Income

Noninterest income for the third quarter of 2020 was $26.8 million, an increase of $19.9 million from the second quarter of 2020. The increase was primarily due to a $11.6 million increase in net gain from the sales of loans, a $4.6 million increase in custodial account fees from a full quarter's impact of Pacific Premier Trust acquired in the Opus acquisition, a $1.2 million increase in net gain from sales of investment securities, as well as a $956,000 increase in earnings on bank-owned life insurance (“BOLI”), primarily due to additional BOLI from Opus. In addition, other income increased $687,000, primarily due to an $877,000 increase in escrow and exchange fee income attributable to the Commerce Escrow division acquired in the Opus acquisition.

During the third quarter of 2020, the Bank sold $1.16 billion of Small Business Administration (“SBA”) loans, primarily PPP loans, for a net gain of $19.0 million and sold $96.2 million of other loans for a net loss of $9.4 million, compared with sales of $15.4 million of other loans for a net loss of $2.0 million during the prior quarter.

Noninterest income for the third quarter of 2020 increased $15.3 million, or 134.1%, compared to the third quarter of 2019. The increase was primarily related to a $7.2 million increase in net gain from the sales of loans, the addition of $7.0 million of custodial account fees following the Opus acquisition, a $2.1 million increase in other income primarily due to a $1.1 million increase of escrow and exchange fee income following the Opus acquisition, and a $1.4 million increase in earnings on BOLI, partially offset by a $3.1 million decrease in net gain from sales of investment securities.

The increase in net gain from sales of loans for the third quarter of 2020 compared to the same period last year was primarily due to the sales of $1.16 billion of SBA, primarily PPP loans, for a net gain of $19.0 million and the sale of $96.2 million of other loans for a net loss of $9.4 million loss, compared with sales of $26.3 million of SBA loans for a net gain of $2.3 million and $684,000 of other loans for a net gain of $8,000 during the third quarter of 2019.

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Noninterest Income	(Dollars in thousands)
Loan servicing fees	$481	$434	$546
Service charges on deposit accounts	1,593	1,399	1,440
Other service fee income	487	297	360
Debit card interchange fee income	944	457	421
Earnings on BOLI	2,270	1,314	861
Net gain (loss) from sales of loans	9,542	(2,032)	2,313
Net gain (loss) from sales of investment securities	1,141	(21)	4,261
Custodial account fees	6,960	2,397	—
Other income	3,340	2,653	1,228
Total noninterest income	$26,758	$6,898	$11,430

 Noninterest Expense

Noninterest expense totaled $98.6 million for the third quarter of 2020, a decrease of $17.4 million, or 15.0%, compared to the second quarter of 2020, primarily due to the decrease of $36.4 million in merger expense related to the Opus acquisition. Excluding merger-related expense, noninterest expense totaled $95.6 million, an increase of $19.0 million, or 24.8%, compared to the second quarter of 2020 driven primarily by a $8.0 million increase in compensation and benefits, a $2.9 million increase in premises and occupancy, a $2.3 million increase in data processing, and a $2.0 million increase in legal, audit and professional expense, all of which was primarily the result of the full quarter's impact of operations, personnel, and branches retained with the acquisition of Opus.

Noninterest expense increased by $33.2 million, or 50.9%, compared to the third quarter of 2019. The increase was primarily due to a $3.0 million merger-related expense related to the Opus acquisition, a $15.5 million increase in compensation and benefits, a $4.8 million increase in premises and occupancy, a $3.7 million increase in data processing, a $2.1 million increase in legal, audit and professional expense, and a $1.3 million increase in deposit expense as a result of the addition of operations, personnel, and branches retained with the acquisition of Opus.

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Noninterest Expense	(Dollars in thousands)
Compensation and benefits	$51,021	$43,011	$35,543
Premises and occupancy	12,373	9,487	7,593
Data processing	6,783	4,465	3,094
Other real estate owned operations, net	(17)	9	64
FDIC insurance premiums	1,145	846	(10)
Legal, audit and professional expense	5,108	3,094	3,058
Marketing expense	1,718	1,319	1,767
Office, telecommunications and postage expense	2,389	1,533	1,200
Loan expense	802	823	1,137
Deposit expense	4,728	4,958	3,478
Merger-related expense	2,988	39,346	(4)
Amortization of intangible assets	4,538	4,066	4,281
Other expense	5,003	3,013	4,135
Total noninterest expense	$98,579	$115,970	$65,336
Income Tax

For the third quarter of 2020, our income tax expense totaled $23.9 million, resulting in an effective tax rate of 26.5%, compared with an income tax benefit of $40.3 million and an effective tax rate of 28.9% for the second quarter of 2020, and an income tax expense of $15.5 million and an effective tax rate of 27.2% for the third quarter of 2019. The decrease in effective tax rate for the third quarter of 2020 was primarily due to permanent tax benefits which reduced the tax rate for the third quarter, while the same benefits increased the pre-tax loss rate in the second quarter. The income tax benefit from the second quarter of 2020 was the result of the significant pre-tax loss driven by the provision for credit losses and our merger-related costs associated with the Opus acquisition.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $13.45 billion at September 30, 2020, a decrease of $1.63 billion, or 10.8%, from June 30, 2020, and an increase of $4.69 billion, or 53.6%, from September 30, 2019. The decrease from June 30, 2020 was driven by the $1.26 billion sale of loans, primarily SBA PPP loans, as well as higher loan prepayments and payoffs, and lower line utilization rates in the third quarter of 2020. The increase from September 30, 2019 was primarily due to the acquisition of Opus, which added $5.94 billion in gross loans, or $5.81 billion of loans held for investment after purchase accounting adjustments at the time of acquisition.

During the third quarter of 2020, the Bank generated $360.0 million of new loan commitments and funded $280.8 million of new loans, compared with $1.21 billion in new loan commitments and $1.19 billion in new funded loans for the second quarter of 2020, which primarily consisted of SBA PPP loans of $1.13 billion, and $536.9 million in new loan commitments and $356.6 million in new funded loans for the third quarter of 2019. The year-over-year decrease in new loans funded was primarily the result of a slowdown in loan demand. Business line utilization rates decreased to 33.9% at the end of the third quarter of 2020, compared with 37.9% at the end of the second quarter of 2020 and 40.3% at the end of third quarter of 2019.

At September 30, 2020, the ratio of loans held for investment to total deposits was 82.4%, compared with 88.8% and 98.9% at June 30, 2020 and September 30, 2019, respectively.

The following table presents the composition of the loan portfolio as of the dates indicated:

	September 30,	June 30,	September 30,
	2020	2020	2019
	(Dollars in thousands)
Investor loans secured by real estate
Commercial real estate (“CRE”) non-owner-occupied	$2,707,930	$2,783,692	$2,052,118
Multifamily	5,142,069	5,225,557	1,610,643
Construction and land	337,872	357,426	507,114
SBA secured by real estate (1)	57,610	59,482	68,689
Total investor loans secured by real estate	8,245,481	8,426,157	4,238,564
Business loans secured by real estate (2)
CRE owner-occupied	2,119,788	2,170,154	1,847,443
Franchise real estate secured	359,329	364,647	344,954
SBA secured by real estate (3)	84,126	85,542	91,101
Total business loans secured by real estate	2,563,243	2,620,343	2,283,498
Commercial loans (4)
Commercial and industrial	1,820,995	2,051,313	1,353,793
Franchise non-real estate secured	515,980	523,755	549,711
SBA non-real estate secured	16,748	21,057	17,891
SBA PPP	—	1,128,780	—
Total commercial loans	2,353,723	3,724,905	1,921,395
Retail loans
Single family residential (5)	243,359	265,170	273,416
Consumer	45,034	46,309	40,603
Total retail loans	288,393	311,479	314,019
Gross loans held for investment (6)	13,450,840	15,082,884	8,757,476
Allowance for credit losses for loans held for investment (7)	(282,503)	(282,271)	(35,000)
Loans held for investment, net	$13,168,337	$14,800,613	$8,722,476

Loans held for sale, at lower of cost or fair value	$1,032	$1,007	$7,092
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $126.3 million, $144.5 million, and $46.8 million as of September 30, 2020, June 30, 2020, and September 30, 2019, respectively.
(7) The allowance for credit losses as of December 31, 2019 was accounted for under ASC 450 and ASC 310, which is reflective of probable incurred losses as of the balance sheet date. Effective January 1, 2020, the allowance for credit losses is accounted for under ASC 326, which is reflective of estimated expected lifetime credit losses.

The total end-of-period weighted average interest rate on loans, excluding fees and discounts, at September 30, 2020 was 4.34%, compared to 4.12% at June 30, 2020 and 5.00% at September 30, 2019. Excluding the SBA PPP loans, which had a coupon rate of 1%, the end-of-period weighted average interest rate on loans, excluding fees and discounts, at June 30, 2020 was 4.46%. The quarter-over-quarter and year-over-year decreases reflect the impact of lower rates on new originations as well as the repricing of loans as a result of the Board of Governors of the Federal Reserve System's (the "Federal Reserve Board") federal funds rate decreases in March 2020.

The following table presents the composition of new organic loan commitments originated during the quarters indicated:

	September 30,	June 30,	September 30,
	2020	2020	2019
	(Dollars in thousands)
Investor loans secured by real estate
CRE non-owner-occupied	$40,518	$11,811	$90,464
Multifamily	182,575	24,425	41,289
Construction and land	37,087	6,210	60,924
SBA secured by real estate (1)	—	—	14,302
Total investor loans secured by real estate	260,180	42,446	206,979
Business loans secured by real estate (2)
CRE owner-occupied	30,594	17,594	84,450
Franchise real estate secured	—	—	39,205
SBA secured by real estate (3)	799	1,204	9,655
Total business loans secured by real estate	31,393	18,798	133,310
Commercial loans (4)
Commercial and industrial	56,959	23,782	136,735
Franchise non-real estate secured	9,665	—	51,813
SBA non-real estate secured	—	315	539
SBA PPP	—	1,124,485	—
Total commercial loans	66,624	1,148,582	189,087
Retail loans
Single family residential (5)	—	2,137	6,110
Consumer	1,825	195	1,463
Total retail loans	1,825	2,332	7,573
Total loan commitments	$360,022	$1,212,158	$536,949
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on new loan production was 3.61% in the third quarter of 2020 compared with 1.21% in the second quarter of 2020 and 5.28% in the third quarter of 2019. Excluding the SBA PPP loans, the weighted average interest rate on new loan production during the second quarter of 2020 was 3.97%.

Asset Quality and Allowance for Credit Losses

Effective January 1, 2020, the Company adopted the new CECL accounting standard, which replaces the incurred loss methodology. At September 30, 2020, our allowance for credit losses (“ACL”) on loans held for investment was $282.5 million, a slight increase of $232,000 from June 30, 2020 and an increase of $247.5 million from September 30, 2019, and continues to reflect the impact of the COVID-19 pandemic and resulting uncertainty in the macroeconomic environment. The increase from the second quarter of 2020 was associated with the ongoing uncertainties of the economic forecast and changes in asset quality, offset by lower loans held for investment during the third quarter of 2020. The increase from the third quarter of 2019 was primarily due to the cumulative-effect Day 1 adjustment of $55.7 million from the adoption of the CECL model, the provision for loan losses of $180.3 million from the acquisition of Opus as well as the unfavorable changes in economic forecasts employed in the Bank's CECL model related to the COVID-19 pandemic during the first three quarters of 2020.

During the third quarter of 2020, the Company incurred $4.5 million of net charge-offs, compared to $4.7 million and $1.4 million during the second quarter of 2020 and the third quarter of 2019, respectively.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended September 30, 2020
	Beginning ACL Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
	(Dollars in thousands)
Investor loans secured by real estate
CRE non-owner occupied	$63,007	$(443)	$—	$(8,459)	$54,105
Multifamily	63,511	—	—	3,825	67,336
Construction and land	18,804	(377)	—	(2,870)	15,557
SBA secured by real estate (1)	2,010	(145)	34	3,428	5,327
Business loans secured by real estate (2)
CRE owner-occupied	48,213	(1,739)	21	2,171	48,666
Franchise real estate secured	13,060	—	—	(1,072)	11,988
SBA secured by real estate (3)	4,368	—	76	1,716	6,160
Commercial loans (4)
Commercial and industrial	41,967	(2,437)	10	8,374	47,914
Franchise non-real estate secured	21,676	(207)	865	(2,185)	20,149
SBA non-real estate secured	600	(10)	8	353	951
Retail loans
Single family residential (5)	1,479	—	2	(238)	1,243
Consumer loans	3,576	(129)	1	(341)	3,107
Totals	$282,271	$(5,487)	$1,017	$4,702	$282,503
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of allowance for credit losses to loans held for investment at September 30, 2020 was 2.10%, compared to 1.87% at June 30, 2020 and 0.40% at September 30, 2019. The ratio of allowance for credit losses to loans held for investment excluding SBA PPP loans at June 30, 2020 was 2.02%. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value net discount on loans acquired through total bank acquisitions was $126.3 million, or 0.93% of total loans held for investment, as of September 30, 2020, compared to $144.5 million, or 0.95% of total loans held for investment, as of June 30, 2020, and $46.8 million, or 0.53% of total loans held for investment, as of September 30, 2019. The fair value net discount on loans acquired through total bank acquisitions was 1.03% of total loans held for investment excluding SBA PPP loans as of June 30, 2020.

Nonperforming assets totaled $27.5 million, or 0.14% of total assets, at September 30, 2020, compared with $34.2 million, or 0.17% of total assets, at June 30, 2020 and $8.2 million, or 0.07% of total assets, at September 30, 2019. During the third quarter of 2020, nonperforming loans decreased $6.6 million to $27.2 million and other real estate owned decreased to $334,000. The decrease in nonperforming loans from June 30, 2020 was primarily due to loan charge-offs, repayments, loan sales, and loans that were returned to accrual status, partially offset by new additions to nonaccrual status, primarily commercial and industrial loans. Total loan delinquencies were $29.4 million, or 0.22% of loans held for investment, at September 30, 2020, compared to $38.2 million, or 0.25% of loans held for investment, at June 30, 2020, and $11.2 million, or 0.13% of loans held for investment, at September 30, 2019.

Classified loans totaled $136.7 million, or 1.02% of loans held for investment, at September 30, 2020, compared with $89.9 million, or 0.60% of loans held for investment, at June 30, 2020. The increase in classified loans from the prior quarter was driven in part by the migration to substandard of approximately $26.9 million of loans previously subject to temporary loan modifications, as well as the net result of normal risk rating changes during the quarter.

Interest is not typically accrued on loans 90 days or more past due or when, in the opinion of management, there is reasonable doubt as to the timely collection of principal or interest. There were no loans 90 days or more past due and still accruing interest at September 30, 2020. There were no troubled debt restructured loans at September 30, 2020, compared to $700,000 at June 30, 2020 and none at September 30, 2019. At September 30, 2020, 54 loans totaling $118.3 million remain within their modification period due to COVID-19 hardship under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Additionally, as of September 30, 2020, 56 loans totaling $119.4 million were in-process for potential modification, of which 37 loans totaling $101.7 million were extensions of previously modified loans. At June 30, 2020, the Company’s loan portfolio included 1,461 loans totaling $2.24 billion that were modified due to COVID-19.

	September 30,	June 30,	September 30,
	2020	2020	2019
Asset Quality	(Dollars in thousands)
Nonperforming loans	$27,214	$33,825	$8,109
Other real estate owned	334	386	126
Nonperforming assets	$27,548	$34,211	$8,235

Total classified assets (1)	$137,042	$90,334	$39,879
Allowance for credit losses	282,503	282,271	35,000
Allowance for credit losses as a percent of total nonperforming loans	1,038%	835%	432%
Nonperforming loans as a percent of loans held for investment	0.20	0.22	0.09
Nonperforming assets as a percent of total assets	0.14	0.17	0.07
Classified loans to total loans held for investment	1.02	0.60	0.45
Classified assets to total assets	0.69	0.44	0.34
Net loan charge-offs for the quarter ended	$4,470	$4,650	$1,391
Net loan charge-offs for quarter to average total loans	0.03%	0.04%	0.02%
Allowance for credit losses to loans held for investment (2)	2.10	1.87	0.40
Allowance for credit losses to loans held for investment, excluding SBA PPP loans (2)	2.10	2.02	0.40
Delinquent Loans
30 - 59 days	$7,084	$6,248	$1,715
60 - 89 days	1,086	4,133	3,212
90+ days	21,206	27,807	6,297
Total delinquency	$29,376	$38,188	$11,224
Delinquency as a percentage of loans held for investment	0.22%	0.25%	0.13%
______________________________
(1) Includes substandard loans and other real estate owned.
(2) At September 30, 2020, 58% of loans held for investment include an aggregate fair value net discount of $126.3 million, or 0.93% of loans held for investment. At June 30, 2020, 56% of loans held for investment include an aggregate fair value net discount of $144.5 million, or 0.95% of loans held for investment (1.03% of loans held for investment excluding SBA PPP loans). At September 30, 2019, 41% of loans held for investment include an aggregate fair value net discount of $46.8 million, or 0.53% of loans held for investment.

Investment Securities

Investment securities totaled $3.63 billion at September 30, 2020, an increase of $1.3 billion, or 53.2%, from June 30, 2020, and an increase of $2.33 billion, or 179.8%, from September 30, 2019. The increase in the third quarter of 2020 compared to the prior quarter was primarily the result of $1.59 billion in purchases, partially offset by $211.4 million in sales, $96.0 million in principal payments, amortization and redemptions, and a $17.6 million decrease in mark-to-market fair value adjustment. The increase in investment securities from September 30, 2019 was primarily the result of $2.36 billion in purchases, $829.9 million acquired from Opus, and a $21.5 million increase in mark-to-market fair value adjustment, partially offset by $679.2 million in sales and $202.3 million in principal payments, amortization and redemptions. The Company’s assessment of held-to-maturity and available-for-sale investment securities indicated that no ACL was required as of January 1, 2020 or September 30, 2020.

Deposits

At September 30, 2020, deposits totaled $16.33 billion, a decrease of $645.9 million, or 3.8%, from June 30, 2020 and an increase of $7.47 billion, or 84.3%, from September 30, 2019. At September 30, 2020, non-maturity deposits totaled $14.61 billion, or 89.5% of total deposits, a decrease of $445.6 million, or 3.0%, from June 30, 2020 and an increase $7.10 billion, or 94.4%, from September 30, 2019. During the third quarter of 2020, deposit decreases included $281.3 million in money market and savings deposits, $160.5 million in interest-checking, $109.9 million in retail certificates of deposits, $90.4 million in brokered certificates of deposit, and $3.7 million in noninterest-bearing deposits as compared to the second quarter of 2020. The increase in deposits from September 30, 2019 was primarily due to the acquisition of Opus.
The weighted average cost of deposits for the three-month period ending September 30, 2020 was 0.20%, compared to 0.32% for the three-month period ending June 30, 2020, and 0.71% for the three-month period ending September 30, 2019. The decrease in the weighted average cost of deposits in the third quarter of 2020 compared to the prior quarter was principally driven by lower pricing across all deposit product categories as well as a 3 basis point increase in the credit amortization of the CD mark to market adjustment.

The end of period weighted average rate of deposits at September 30, 2020 was 0.23%.

	September 30,	June 30,	September 30,
	2020	2020	2019
Deposit Accounts	(Dollars in thousands)
Noninterest-bearing checking	$5,895,744	$5,899,442	$3,623,546
Interest-bearing:
Checking	2,937,910	3,098,454	529,401
Money market/savings	5,778,688	6,060,031	3,362,453
Retail certificates of deposit	1,542,029	1,651,976	1,019,433
Wholesale/brokered certificates of deposit	176,436	266,790	324,455
Total interest-bearing	10,435,063	11,077,251	5,235,742
Total deposits	$16,330,807	$16,976,693	$8,859,288

Cost of deposits	0.20%	0.32%	0.71%
Noninterest-bearing deposits as a percentage of total deposits	36.1	34.8	40.9
Non-maturity deposits as a percent of total deposits	89.5	88.7	84.8
Core deposits as a percent of total deposits (1)	96.0	94.9	90.6
______________________________
(1) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

Borrowings

At September 30, 2020, total borrowings amounted to $542.4 million, a slight increase of $62,000 from June 30, 2020 and a decrease of $279.9 million from September 30, 2019. Total borrowings at September 30, 2020 included $41.0 million of Federal Home Loan Bank of San Francisco (“FHLB”) advances and $501.4 million of subordinated debt. At September 30, 2020, total borrowings represented 2.7% of total assets, compared to 2.6% and 7.0%, as of June 30, 2020 and September 30, 2019, respectively. The decrease in borrowings at September 30, 2020 as compared September 30, 2019 was primarily due to lower FHLB advances, partially offset by the issuance in June 2020 of $150 million in aggregate principal amount of the Company's 5.375% Fixed-to-Floating Rate Subordinated Notes (the “Notes”) due June 15, 2030, as well as the $135 million aggregate principal amount of subordinated notes assumed by the Bank in connection with the acquisition of Opus in the second quarter of 2020.

Capital Ratios

At September 30, 2020, our ratio of tangible common equity to total assets was 9.01%, compared with 8.50% at June 30, 2020 and 10.01% at September 30, 2019, with a tangible book value per share of $18.01, compared with $17.58 at June 30, 2020 and $18.41 at September 30, 2019.

The Company implemented the CECL model commencing January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. At September 30, 2020, the Company exceeded all regulatory minimum capital adequacy requirements, inclusive of the fully phased in capital conservation buffer, with a tier 1 leverage ratio of 9.09%, common equity tier 1 capital ratio of 11.71%, tier 1 capital ratio of 11.71%, and total capital ratio of 16.00%.

At September 30, 2020, the Bank had a tier 1 leverage ratio of 10.33%, common equity tier 1 capital ratio of 13.31%, tier 1 capital ratio of 13.31%, and total capital ratio of 15.38%. The decrease in tier 1 leverage ratios from June 30, 2020 and September 30, 2019 reflected the full quarter's impact of the acquisition of Opus on average total consolidated assets. These capital ratios each exceeded the “well capitalized” standards defined by the federal banking regulators of 7.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.50% for tier 1 capital ratio, and 10.50% for total capital ratio inclusive of the fully phased in capital conservation buffer.

	September 30,	June 30,	September 30,
Capital Ratios	2020	2020	2019
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	9.09%	12.00%	10.34%
Common equity tier 1 capital ratio	11.71	11.32	10.93
Tier 1 capital ratio	11.71	11.32	11.04
Total capital ratio	16.00	15.69	13.40
Tangible common equity ratio (1)	9.01	8.50	10.01

Pacific Premier Bank
Tier 1 leverage ratio	10.33%	13.49%	12.20%
Common equity tier 1 capital ratio	13.31	12.73	13.01
Tier 1 capital ratio	13.31	12.73	13.01
Total capital ratio	15.38	14.81	13.41

Share Data
Book value per share	$28.48	$28.14	$33.50
Tangible book value per share (1)	18.01	17.58	18.41
Dividend per share	0.25	0.25	0.22
Closing stock price (2)	20.14	21.68	31.19
Shares issued and outstanding	94,375,521	94,350,902	59,364,340
Market capitalization (2)(3)	$1,900,723	$2,045,528	$1,851,574
______________________________
(1) A reconciliation of the non-U.S. GAAP measures of tangible common equity and tangible book value per share to the U.S. GAAP measures of common stockholders' equity and book value per share is set forth below.
(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On October 23, 2020, the Company's Board of Directors declared a $0.28 per share dividend, payable on November 13, 2020 to stockholders of record as of November 6, 2020. In December 2019, the Company’s Board of Directors approved a new stock repurchase program, which authorized the repurchase of up to $100 million of its common stock. To date, the Company has not repurchased any shares under the new stock repurchase program and has suspended the stock repurchase program indefinitely.

Subsequent events

On October 5, 2020, the Bank completed the client account and computer system conversion for the Opus acquisition. At the same time, as a result of the Opus acquisition, the Bank consolidated 20 branch offices primarily in California, Washington, and Arizona into nearby branch offices with minimal disruption to clients and daily operations. The consolidated branches were identified largely based on the proximity of neighboring branches, historic growth, and market opportunity to improve further the overall efficiency of operations in line with the Bank's ongoing cost reduction initiatives. After the branch consolidations, the Bank operates 65 branches in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada.

Conference Call and Webcast

    The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on October 27, 2020 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through November 3, 2020 at (877) 344-7529, conference ID 10148225.

About Pacific Premier Bancorp, Inc.

    Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks in the western region of the United States, with approximately $20 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. We also offer a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has approximately $15 billion of assets under custody and approximately 44,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Home Owners' Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING STATEMENTS

    The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates and the impact of the Opus acquisition and other acquisitions.

    Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees and third-party service providers, and given its ongoing and dynamic nature, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility, which could result in impairment to our goodwill in future periods. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance. Other risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, such as our recent Opus acquisition, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the expected discontinuation of LIBOR and uncertainty regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments of securities held by us; possible impairment charges to goodwill; the impact of current governmental efforts to restructure the U.S. financial regulatory system, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in consumer spending, borrowing and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; public health crisis and pandemics, including the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national or global level; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2019 Annual Report on Form 10-K and quarterly report on Form 10-Q for the period ended March 31, 2020 and June 30, 2020 filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

    The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

Brett Villaume
Senior Vice President and Director of Investor Relations
(949) 553-9042

(PPBI-ER)

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)
(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
ASSETS
Cash and due from banks	$641,739	$158,784	$108,285	$135,847	$166,238
Interest-bearing deposits with financial institutions	461,338	1,182,946	425,747	191,003	261,477
Cash and cash equivalents	1,103,077	1,341,730	534,032	326,850	427,715
Interest-bearing time deposits with financial institutions	2,845	2,845	2,708	2,708	2,711
Investments held-to-maturity, at amortized cost	27,980	32,557	34,553	37,838	40,433
Investment securities available-for-sale, at fair value	3,600,731	2,336,066	1,337,761	1,368,384	1,256,655
FHLB, FRB, and other stock, at cost	116,819	94,658	92,858	93,061	92,986
Loans held for sale, at lower of amortized cost or fair value	1,032	1,007	111	1,672	7,092
Loans held for investment	13,450,840	15,082,884	8,754,869	8,722,311	8,757,476
Allowance for credit losses	(282,503)	(282,271)	(115,422)	(35,698)	(35,000)
Loans held for investment, net	13,168,337	14,800,613	8,639,447	8,686,613	8,722,476
Accrued interest receivable	73,112	78,408	38,294	39,442	38,603
Other real estate owned	334	386	441	441	126
Premises and equipment	80,326	76,542	61,615	59,001	62,851
Deferred income taxes, net	108,050	105,859	15,249	—	—
Bank owned life insurance	290,875	305,901	113,461	113,376	112,716
Intangible assets	90,012	94,550	79,349	83,312	87,560
Goodwill	898,434	901,166	808,322	808,322	808,322
Other assets	282,276	344,786	218,008	154,992	151,251
Total assets	$19,844,240	$20,517,074	$11,976,209	$11,776,012	$11,811,497
LIABILITIES:
Deposit accounts:
Noninterest-bearing checking	$5,895,744	$5,899,442	$3,943,260	$3,857,660	$3,623,546
Interest-bearing:
Checking	2,937,910	3,098,454	577,966	586,019	529,401
Money market/savings	5,778,688	6,060,031	3,499,305	3,406,988	3,362,453
Retail certificates of deposit	1,542,029	1,651,976	897,680	973,465	1,019,433
Wholesale/brokered certificates of deposit	176,436	266,790	174,861	74,377	324,455
Total interest-bearing	10,435,063	11,077,251	5,149,812	5,040,849	5,235,742
Total deposits	16,330,807	16,976,693	9,093,072	8,898,509	8,859,288
FHLB advances and other borrowings	41,000	41,006	521,017	517,026	604,558
Subordinated debentures	501,443	501,375	215,269	215,145	217,825
Deferred income taxes, net	—	—	—	1,371	301
Accrued expenses and other liabilities	282,905	343,353	143,934	131,367	140,527
Total liabilities	17,156,155	17,862,427	9,973,292	9,763,418	9,822,499
STOCKHOLDERS’ EQUITY:
Common stock	930	930	586	586	584
Additional paid-in capital	2,351,532	2,348,415	1,596,680	1,594,434	1,590,168
Retained earnings	289,960	247,078	361,242	396,051	368,051
Accumulated other comprehensive income	45,663	58,224	44,409	21,523	30,195
Total stockholders' equity	2,688,085	2,654,647	2,002,917	2,012,594	1,988,998
Total liabilities and stockholders' equity	$19,844,240	$20,517,074	$11,976,209	$11,776,012	$11,811,497

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
INTEREST INCOME
Loans	$167,455	$133,339	$122,974	$414,059	$366,310
Investment securities and other interest-earning assets	14,536	10,783	9,630	35,843	29,951
Total interest income	181,991	144,122	132,604	449,902	396,261
INTEREST EXPENSE
Deposits	8,509	9,655	15,878	28,651	45,153
FHLB advances and other borrowings	113	217	1,214	1,411	9,099
Subordinated debentures	6,823	3,958	3,177	13,827	7,627
Total interest expense	15,445	13,830	20,269	43,889	61,879
Net interest income before provision for credit losses	166,546	130,292	112,335	406,013	334,382
Provision for credit losses	4,210	160,635	1,562	190,299	3,422
Net interest (loss) income after provision for credit losses	162,336	(30,343)	110,773	215,714	330,960
NONINTEREST INCOME
Loan servicing fees	481	434	546	1,395	1,353
Service charges on deposit accounts	1,593	1,399	1,440	4,707	4,211
Other service fee income	487	297	360	1,095	1,079
Debit card interchange fee income	944	457	421	1,749	2,637
Earnings on BOLI	2,270	1,314	861	4,920	2,622
Net gain (loss) from sales of loans	9,542	(2,032)	2,313	8,281	4,944
Net gain (loss) from sales of investment securities	1,141	(21)	4,261	8,880	4,900
Custodial account fees	6,960	2,397	—	9,357	—
Other income	3,340	2,653	1,228	7,747	3,689
Total noninterest income	26,758	6,898	11,430	48,131	25,435
NONINTEREST EXPENSE
Compensation and benefits	51,021	43,011	35,543	128,408	102,778
Premises and occupancy	12,373	9,487	7,593	30,028	22,645
Data processing	6,783	4,465	3,094	14,501	9,060
Other real estate owned operations, net	(17)	9	64	6	129
FDIC insurance premiums	1,145	846	(10)	2,358	1,530
Legal, audit and professional expense	5,108	3,094	3,058	11,328	9,601
Marketing expense	1,718	1,319	1,767	4,449	4,689
Office, telecommunications and postage expense	2,389	1,533	1,200	5,025	3,721
Loan expense	802	823	1,137	2,447	3,015
Deposit expense	4,728	4,958	3,478	14,674	10,729
Merger-related expense	2,988	39,346	(4)	44,058	656
Amortization of intangible assets	4,538	4,066	4,281	12,567	12,998
Other expense	5,003	3,013	4,135	11,331	11,298
Total noninterest expense	98,579	115,970	65,336	281,180	192,849
Net income (loss) before income taxes	90,515	(139,415)	56,867	(17,335)	163,546
Income tax expense (benefit)	23,949	(40,324)	15,492	(10,550)	44,926
Net income (loss)	$66,566	$(99,091)	$41,375	$(6,785)	$118,620
EARNINGS (LOSS) PER SHARE
Basic	$0.71	$(1.41)	$0.69	$(0.10)	$1.93
Diluted	$0.70	$(1.41)	$0.69	$(0.10)	$1.92
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	93,529,967	70,425,027	59,293,218	74,391,688	60,853,081
Diluted	93,719,167	70,425,027	59,670,855	74,391,688	61,201,858

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets	(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$1,388,897	$305	0.09%	$796,761	$215	0.11%	$188,693	$403	0.85%
Investment securities	3,283,840	14,231	1.73	1,792,432	10,568	2.36	1,311,649	9,227	2.81
Loans receivable, net (1)(2)	14,034,868	167,455	4.75	11,242,721	133,339	4.77	8,728,536	122,974	5.59
Total interest-earning assets	18,707,605	181,991	3.87	13,831,914	144,122	4.19	10,228,878	132,604	5.14
Noninterest-earning assets	1,659,156			1,343,396			1,232,963
Total assets	$20,366,761			$15,175,310			$11,461,841
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$3,001,738	$1,191	0.16%	$1,417,846	$844	0.24%	$553,588	$688	0.49%
Money market	5,490,541	4,855	0.35	4,242,990	5,680	0.54	3,107,570	7,736	0.99
Savings	357,768	109	0.12	283,632	101	0.14	239,601	103	0.17
Retail certificates of deposit	1,587,712	1,857	0.47	1,148,874	2,251	0.79	1,044,174	4,867	1.85
Wholesale/brokered certificates of deposit	265,672	497	0.74	224,333	779	1.40	398,110	2,484	2.48
Total interest-bearing deposits	10,703,431	8,509	0.32	7,317,675	9,655	0.53	5,343,043	15,878	1.18
FHLB advances and other borrowings	41,041	113	1.10	143,813	217	0.61	214,264	1,214	2.25
Subordinated debentures	501,396	6,823	5.44	287,368	3,958	5.51	222,715	3,177	5.71
Total borrowings	542,437	6,936	5.09	431,181	4,175	3.89	436,979	4,391	3.99
Total interest-bearing liabilities	11,245,868	15,445	0.55	7,748,856	13,830	0.72	5,780,022	20,269	1.39
Noninterest-bearing deposits	5,877,619			4,970,812			3,533,797
Other liabilities	553,407			223,920			157,711
Total liabilities	17,676,894			12,943,588			9,471,530
Stockholders' equity	2,689,867			2,231,722			1,990,311
Total liabilities and equity	$20,366,761			$15,175,310			$11,461,841
Net interest income		$166,546			$130,292			$112,335
Net interest margin (3)			3.54%			3.79%			4.36%
Cost of deposits			0.20			0.32			0.71
Cost of funds (4)			0.36			0.44			0.86
Ratio of interest-earning assets to interest-bearing liabilities			166.35			178.50			176.97
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $12.2 million, $5.8 million, and $6.0 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION

	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
	(Dollars in thousands)
Investor loans secured by real estate
CRE non-owner-occupied	$2,707,930	$2,783,692	$2,040,198	$2,070,141	$2,052,118
Multifamily	5,142,069	5,225,557	1,625,682	1,575,726	1,610,643
Construction and land	337,872	357,426	377,525	438,786	507,114
SBA secured by real estate (1)	57,610	59,482	61,665	68,431	68,689
Total investor loans secured by real estate	8,245,481	8,426,157	4,105,070	4,153,084	4,238,564
Business loans secured by real estate (2)
CRE owner-occupied	2,119,788	2,170,154	1,887,632	1,846,554	1,847,443
Franchise real estate secured	359,329	364,647	371,428	353,240	344,954
SBA secured by real estate (3)	84,126	85,542	83,640	88,381	91,101
Total business loans secured by real estate	2,563,243	2,620,343	2,342,700	2,288,175	2,283,498
Commercial loans (4)
Commercial and industrial	1,820,995	2,051,313	1,458,969	1,393,270	1,353,793
Franchise non-real estate secured	515,980	523,755	547,793	564,357	549,711
SBA non-real estate secured	16,748	21,057	16,265	17,426	17,891
SBA PPP	—	1,128,780	—	—	—
Total commercial loans	2,353,723	3,724,905	2,023,027	1,975,053	1,921,395
Retail loans
Single family residential (5)	243,359	265,170	237,180	255,024	273,416
Consumer	45,034	46,309	46,892	50,975	40,603
Total retail loans	288,393	311,479	284,072	305,999	314,019
Gross loans held for investment (6)	13,450,840	15,082,884	8,754,869	8,722,311	8,757,476
Allowance for credit losses for loans held for investment (7)	(282,503)	(282,271)	(115,422)	(35,698)	(35,000)
Loans held for investment, net	$13,168,337	$14,800,613	$8,639,447	$8,686,613	$8,722,476

Loans held for sale, at lower of cost or fair value	$1,032	$1,007	$111	$1,672	$7,092
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $126.3 million, $144.5 million, and $46.8 million as of September 30, 2020, June 30, 2020, and September 30, 2019, respectively.
(7) The allowance for credit losses as of December 31, 2019 and prior were accounted for under ASC 450 and ASC 310, which is reflective of probable incurred losses as of the balance sheet date. Effective January 1, 2020, the allowance for credit losses is accounted for under ASC 326, which is reflective of estimated expected lifetime credit losses.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Asset Quality	(Dollars in thousands)
Nonperforming loans	$27,214	$33,825	$20,610	$8,527	$8,109
Other real estate owned	334	386	441	441	126
Nonperforming assets	$27,548	$34,211	$21,051	$8,968	$8,235

Total classified assets (1)	$137,042	$90,334	$54,586	$45,387	$39,879
Allowance for credit losses	282,503	282,271	115,422	35,698	35,000
Allowance for credit losses as a percent of total nonperforming loans	1,038%	835%	560%	419%	432%
Nonperforming loans as a percent of loans held for investment	0.20	0.22	0.24	0.10	0.09
Nonperforming assets as a percent of total assets	0.14	0.17	0.18	0.08	0.07
Classified loans to total loans held for investment	1.02	0.60	0.62	0.52	0.45
Classified assets to total assets	0.69	0.44	0.46	0.39	0.34
Net loan charge-offs for the quarter ended	$4,470	$4,650	$1,344	$2,318	$1,391
Net loan charge-offs for the quarter to average total loans	0.03%	0.04%	0.02%	0.03%	0.02%
Allowance for credit losses to loans held for investment (2)	2.10	1.87	1.32	0.41	0.40
Allowance for credit losses to loans held for investment, excluding SBA PPP loans (2)	2.10	2.02	1.32	0.41	0.40
Delinquent Loans
30 - 59 days	$7,084	$6,248	$8,285	$2,104	$1,715
60 - 89 days	1,086	4,133	1,502	10,559	3,212
90+ days	21,206	27,807	19,084	6,439	6,297
Total delinquency	$29,376	$38,188	$28,871	$19,102	$11,224
Delinquency as a percent of loans held for investment	0.22%	0.25%	0.33%	0.22%	0.13%
______________________________
(1) Includes substandard loans and other real estate owned.
(2) At September 30, 2020, 58% of loans held for investment include a fair value net discount of $126.3 million, or 0.93% of loans held for investment. At June 30, 2020, 56% of loans held for investment include a fair value net discount of $144.5 million, or 0.95% of loans held for investment (1.03% of loans held for investment excluding SBA PPP loans). At September 30, 2019, 41% of loans held for investment include a fair value net discount of $46.8 million, or 0.53% of loans held for investment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)

	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
	(Dollars in thousands)
September 30, 2020
Investor loans secured by real estate
CRE non-owner-occupied	$2,838	$—	$—	$—	$2,838	$2,838
Multifamily	—	—	—	—	—	—
Construction and land	895	—	—	—	895	895
SBA secured by real estate (2)	1,264	—	—	—	1,264	1,264
Total investor loans secured by real estate	4,997	—	—	—	4,997	4,997
Business loans secured by real estate (3)
CRE owner-occupied	6,105	—	—	—	6,105	6,105
Franchise real estate secured	—	—	—	—	—	—
SBA secured by real estate (4)	1,084	—	—	—	1,084	1,084
Total business loans secured by real estate	7,189	—	—	—	7,189	7,189
Commercial loans (5)
Commercial and industrial	4,309	557	1,790	266	6,099	2,809
Franchise non-real estate secured	—	—	7,742	1,165	7,742	—
SBA not secured by real estate	737	—	—	—	737	737
Total commercial loans	5,046	557	9,532	1,431	14,578	3,546
Retail Loans
Single family residential (6)	450	—	—	—	450	450
Consumer loans	—	—	—	—	—	—
Total retail loans	450	—	—	—	450	450
Totals nonaccrual loans	$17,682	$557	$9,532	$1,431	$27,214	$16,182
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(4) SBA loans that are collateralized by real property other than hotel/motel real property.
(5) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(6) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS

		Days Past Due
	Current	30-59	60-89	90+	Total
	(Dollars in thousands)
September 30, 2020
Investor loans secured by real estate
CRE non-owner-occupied	$2,707,169	$—	$—	$761	$2,707,930
Multifamily	5,142,069	—	—	—	5,142,069
Construction and land	336,977	—	—	895	337,872
SBA secured by real estate (1)	56,346	673	—	591	57,610
Total investor loans secured by real estate	8,242,561	673	—	2,247	8,245,481
Business loans secured by real estate (2)
CRE owner-occupied	2,114,484	—	250	5,054	2,119,788
Franchise real estate secured	359,329	—	—	—	359,329
SBA secured by real estate (3)	83,116	—	—	1,010	84,126
Total business loans secured by real estate	2,556,929	—	250	6,064	2,563,243
Commercial loans (4)
Commercial and industrial	1,810,027	5,717	836	4,415	1,820,995
Franchise non-real estate secured	508,237	—	—	7,743	515,980
SBA not secured by real estate	15,691	320	—	737	16,748
Total commercial loans	2,333,955	6,037	836	12,895	2,353,723
Retail loans
Single family residential (5)	242,985	374	—	—	243,359
Consumer loans	45,034	—	—	—	45,034
Total retail loans	288,019	374	—	—	288,393
Total loans	$13,421,464	$7,084	$1,086	$21,206	$13,450,840
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CREDIT RISK GRADES

	Pass	Special Mention	Substandard	Total Gross Loans
	(Dollars in thousands)
September 30, 2020
Investor loans secured by real estate
CRE non-owner-occupied	$2,700,363	$4,090	$3,477	$2,707,930
Multifamily	5,141,510	—	559	5,142,069
Construction and land	336,977	—	895	337,872
SBA secured by real estate (1)	52,555	—	5,055	57,610
Total investor loans secured by real estate	8,231,405	4,090	9,986	8,245,481
Business loans secured by real estate (2)
CRE owner-occupied	2,073,543	32,289	13,956	2,119,788
Franchise real estate secured	359,329	—	—	359,329
SBA secured by real estate (3)	77,971	—	6,155	84,126
Total business loans secured by real estate	2,510,843	32,289	20,111	2,563,243
Commercial loans (4)
Commercial and industrial	1,708,175	42,368	70,452	1,820,995
Franchise non-real estate secured	484,500	—	31,480	515,980
SBA not secured by real estate	11,380	1,661	3,707	16,748
Total commercial loans	2,204,055	44,029	105,639	2,353,723
Retail loans
Single family residential (5)	242,373	57	929	243,359
Consumer loans	44,991	—	43	45,034
Total retail loans	287,364	57	972	288,393
Total loans	$13,233,667	$80,465	$136,708	$13,450,840
_____________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(Dollars in thousands, except per share data)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding amortization of intangible assets expense from net income and excluding the average intangible assets and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Net income (loss)	$66,566	$(99,091)	$41,375
Plus: amortization of intangible assets expense	4,538	4,066	4,281
Less: amortization of intangible assets expense tax adjustment	1,301	1,166	1,240
Net income (loss) for average tangible common equity	$69,803	$(96,191)	$44,416

Average stockholders' equity	$2,689,867	$2,231,722	$1,990,311
Less: average intangible assets	92,768	84,148	90,178
Less: average goodwill	898,430	838,725	808,322
Average tangible common equity	$1,698,669	$1,308,849	$1,091,811

Return on average equity	9.90%	(17.76)%	8.32%
Return on average tangible common equity	16.44%	(29.40)%	16.27%

Pre-provision net revenue is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the pre-provision net revenue by excluding income tax, provision for credit losses and merger-related expenses from the net income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Interest income	$181,991	$144,122	$132,604
Interest expense	15,445	13,830	20,269
Net interest income	166,546	130,292	112,335
Noninterest income	26,758	6,898	11,430
Revenue	193,304	137,190	123,765
Noninterest expense	98,579	115,970	65,336
Add: merger-related expense	2,988	39,346	(4)
Pre-provision net revenue	97,713	60,566	58,425
Pre-provision net revenue (annualized)	$390,852	$242,264	$233,700

Average assets	$20,366,761	$15,175,310	$11,461,841

Pre-provision net revenue on average assets	0.48%	0.40%	0.51%
Pre-provision net revenue on average assets (annualized)	1.92%	1.60%	2.04%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Total stockholders' equity	$2,688,085	$2,654,647	$2,002,917	$2,012,594	$1,988,998
Less: intangible assets	988,446	995,716	887,671	891,634	895,882
Tangible common equity	$1,699,639	$1,658,931	$1,115,246	$1,120,960	$1,093,116

Book value per share	$28.48	$28.14	$33.40	$33.82	$33.50
Less: intangible book value per share	10.47	10.55	14.80	14.98	15.09
Tangible book value per share	$18.01	$17.58	$18.60	$18.84	$18.41

Total assets	$19,844,240	$20,517,074	$11,976,209	$11,776,012	$11,811,497
Less: intangible assets	988,446	995,716	887,671	891,634	895,882
Tangible assets	$18,855,794	$19,521,358	$11,088,538	$10,884,378	$10,915,615

Tangible common equity ratio	9.01%	8.50%	10.06%	10.30%	10.01%

Core net interest income and core net interest margin are non-GAAP financial measures derived from GAAP based amounts. We calculate core net interest income by excluding scheduled accretion income, accelerated accretion income, premium amortization on CDs and nonrecurring nonaccrual interest paid from net interest income. The core net interest margin is calculated as the ratio of core net interest income to average interest-earning assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Net interest income	$166,546	$130,292	$112,335
Less: scheduled accretion income	6,858	3,501	2,161
Less: accelerated accretion income	5,338	2,347	3,865
Less: premium amortization on CD	2,968	1,054	124
Less: nonrecurring nonaccrual interest paid	(275)	(142)	37
Core net interest income	$151,657	$123,532	$106,148
Less: interest income on SBA PPP loans	838	5,382	—
Core net interest income excluding SBA PPP loans	$150,819	$118,150	$106,148

Average interest-earning assets	$18,707,605	$13,831,914	$10,228,878
Less: average SBA PPP loans	329,396	830,090	—
Average interest-earning assets excluding SBA PPP loans	$18,378,209	$13,001,824	$10,228,878

Net interest margin	3.54%	3.79%	4.36%
Core net interest margin	3.23%	3.59%	4.12%
Core net interest margin excluding SBA PPP loans	3.26%	3.65%	4.12%